Exhibit 99.2

T2 Biosystems — Q4 Earnings Script

Tucker Elcock (Teneo Strategy)

Thank you, operator. Good afternoon, everyone. Thanks for joining us for T2 Biosystems 2016 fourth quarter and full-year results conference call. On the call this afternoon to discuss results and operational milestones for the periods ended December 31, 2016, are President and CEO, John McDonough, Chief Financial Officer, Shawn Lynch and Chief Scientific Officer, Tom Lowery. Chief Commercial Officer, David Harding, will be available during the question-and-answer period of the call. The executive team will open the call with some prepared remarks followed by a question-and-answer period. I would like to remind everyone that comments made by management today will include forward-looking statements. Those include statements related to T2 Biosystems future financial and operating results and plans for developing and marketing new products. Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems Annual Report on Form 10-K filed with the SEC on March 9, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law. With that, I’d like to turn the call over to President and CEO, John McDonough, for his opening comments. John?

John McDonough

Thanks, Tucker. And good afternoon, everyone. Thank you for joining us on the call.

2016 proved to be a transformative year for T2 — operationally, strategically, and financially. We made significant progress against our priorities throughout the year — growing our customer base, expanding our partnership pipeline and highlighting the power of our technology through customer success stories and real-world data. We are well on our way towards demonstrating the power of the T2 Technology to improve patient health and deliver strong economic returns to healthcare institutions.

We exited the year with strong momentum — led by a solid performance in the fourth quarter — and we expect that momentum to continue in 2017, which I will cover further in a bit. But first, let me walk you through some of the operational and strategic highlights from the quarter and the year.

In the fourth quarter, we secured commitments that will provide us access to an estimated 100,000 additional patients annually, considered to be at high risk for sepsis infections. This number represents 18 new hospitals in the U.S. and Europe — four contracts, representing 14 hospitals in the U.S., and four in Europe. This result also represents 67% of our target of 150,000 new high-risk patients by September 30, 2017. As a result of this strong performance, today we are increasing that target to 200,000 high-risk patients over the same period.

Our performance in Europe in 2016 exceeded our expectations. Our goal was to enter four European markets, and by the end of the year, we expanded our European presence to eight countries via contracts with international distributors. Europe will continue to be a key focus in 2017 as we add more hospitals to our customer base, and as those hospitals roll-out and commence testing of patients.

At the end of 2016, the worldwide installed base of hospitals with access to the T2Dx® Instrument grew to 143 hospitals, representing an estimated 445,000 symptomatic patients annually who are considered to be at high risk of sepsis infections — an approximate 95% percent year-over-year increase in high-risk patients.

Importantly, during the fourth quarter, we continued to make strong progress with the T2Bacteria program and we remain on-track for completing the clinical trial and filing for market clearance with the FDA by mid-2017.

We recently completed a detailed market research survey conducted by an independent market research firm that assessed the overall market needs in sepsis diagnostics. The research included interviews and surveys of leaders in hospitals labs, infectious disease and hospital administration and in part focused on their views of T2Candida and our product candidate, T2Bacteria.

We thought it would be helpful to share with you, a few highlights from the research:

1.              Lab directors will be over 3-times more likely to recommend adopting the T2 technology with both T2Candida and T2Bacteria — validating our belief that T2Bacteria will be a game-changer for our business;

2.              Two thirds of the critical clinical decisions are made in the first 24 hours of when patients are initially tested — demonstrating the critical need for faster and more accurate tests as blood culture results extend beyond the 24-hour period. The ideal time to result is 12 hours and the most important test result is species identification, not susceptibility results. To our knowledge, only the T2 platform can deliver results in the ideal timeframe of 12 hours or less and for that matter, within the first 24-hour timeframe;

3.              Infectious Disease doctors are strong supporters of the T2 platform with T2Candida on a standalone basis, and are even more positive when you add T2Bacteria.

4.              Economic customer success stories are important in driving market adoption.

The survey results are consistent with our own experiences in the market and further demonstrate the need for and power of our platform and products.

Switching to other product pipeline development, we are also making good progress with T2Lyme, and remain on-track to complete pre-clinical studies in 2017 which will lead to an FDA clinical trial in 2018.

We recently received issuance of a key patent related to T2MR in the field of hemostasis. This patent covers the T2MR measurement of multiple factors directly in blood. These new claims, in combination with issued claims from other issued patents demonstrate our innovations and protect the multiple T2MR hemostasis measurements associated with assessing the risk of patients bleeding or clotting.

In 2016, we strengthened our balance sheet and formed important strategic alliances that position us for long-term sustainable growth:

•                  In July, we announced a multi-year agreement will Bayer to provide our T2MR for Bayer’s research and development efforts and blood coagulation disorders.

•                  In September, we announced a $40 million equity investment by Canon U.S.A. that will fund the company’s continued growth through the launch of the T2Bacteria Panel.

•                  In November, we announced a collaboration with Allergan to develop a novel diagnostic panel to detect Gram-negative bacterial species and antibiotic resistance for patients with serious bacterial infections including infections that lead to sepsis.

•                  And in December, we secured a new $50 million debt facility with CRG with an initial draw of $40 million that delays the payment of principal payments for at least 3 years, further improving our capital position.

We enter 2017 with the financial resources and important partnerships that not only drive new opportunities but also represent important third-party endorsements of our technology and T2’s strategic direction. During the quarter we continued to expand our partnership pipeline, and while we will remain selective in our approach, we are hopeful to expand our partnerships in 2017.

Additionally, and perhaps most importantly, during the year, the value of our products were demonstrated at customer sites throughout the US and Europe. Four of our customers presented or published data at industry conferences from their use of T2Candida that highlight the patient and economic impact of testing patients.

The most notable one came from the Henry Ford Health System in Detroit, which presented a statistically significant study reporting approximately $2 million in savings through the implementation of the T2Candida technology. These savings were realized by significant reductions in ICU and hospital length of stay for patients, along with a reduction in the use of antifungal drugs.

Other customers included Riverside Hospital in California, Huntsville Hospital in Alabama, and the Lee Memorial Health Systems in Florida — all of whom demonstrated outstanding economic returns for their respective hospitals.

On that note, I would now like to turn the call over briefly to Tom Lowery, Chief Scientific Officer, to provide some further color on successes that customers have had as a result of our technology. Tom?

Tom Lowery

Thanks John.

We continue to see case studies where T2Candida is detecting tissue based infections, also known as Deep-Seated Candidiasis, where blood culture is missing these infections.

Just to remind you, in our original pivotal study we had one case that was positive with T2Candida, but negative for over 12 blood cultures. In this patient, 7 days after the T2Candida positive result, an intra-abdominal abscess was discovered that was subsequently sampled by surgically obtained tissue culture and confirmed to be the same Candida species that was detected days earlier by T2Candida. We now know this was the first of many such cases.

To date, there have been dozens of clinical cases that we are aware of where blood culture was negative, T2Candida was positive and confirmed via other microbiological methods.

In Europe, for example, a hospital reported that T2Candida identified four patients that were blood culture negative, but had confirmed lung infections from the same species of Candida using culture from a bronchial lavage. Another example is from a large US hospital where multiple cancer patients suffered from invasive intra-abdominal Candida infections that were missed by blood culture, but identified by T2Candida and confirmed by imaging and follow-on microbiology testing.

Additionally, customers have shared several other patient case studies where blood culture was negative but non-blood culture specimens such as wound swabs and respiratory samples were positive and matched the T2Candida results. The inability of blood culture to detect deep-seated tissue infections and the challenges associated with obtaining high quality tissue samples, swabs, and lung washes for culture are well understood by microbiology directors.

It’s been exciting to hear the enthusiasm from customers that experience cases like these. We expect more cases of deep seated candidiasis will be detected by T2Candida, further demonstrating the ability of the test to help physicians and labs to appropriately manage patients with invasive candidiasis who with blood culture alone are being missed.

John McDonough

Thanks Tom. As you can see, our products truly are transformational and these success stories are and will continue to be an important driver going forward in securing our next phase of growth. There have been a lot of developments in the field of sepsis diagnostics, but to our knowledge, all products in the market or coming into the market that detect species or susceptibility require a positive blood culture first. We know the problem of a blood culture taking one to five days to go positive, but the biggest problem may be the 30 to 50% of patients that are positive with infections, but declared negative by blood culture. T2Candida today, and we believe T2Bacteria soon, may detect patients days faster, but may also detect patients that are missed by blood culture. Providing this information to clinicians can be critical in the survival and recovery of patients, and the hospital costs associated with these infections.

With that, let me turn the call over to Shawn to take you through the quarterly and full-year financial results and our 2017 outlook. Shawn?

Shawn Lynch

Thanks John.

Total revenue for the fourth quarter was $910,000, which consisted of $579,000 of product revenue, compared to $343,000 of product revenue in the fourth quarter of 2015. Results were driven by an increase in T2Candida Panel sales due to increased patient testing across the installed base.

Total revenue for the full-year was $4.1 million, which consisted of $1.75 of product revenue, compared to $599,000 of product revenue for the full-year of 2015 — an increase of approximately 191%. Product revenue for the full-year was primarily derived from a combination of instrument and consumable sales.

Total operating expenses, excluding costs of product revenue, for the fourth quarter of 2016 were $11.5 million, compared to $11.6 million for the fourth quarter of 2015.

Full-year total operating expenses, excluding costs of product revenue, were $48.0 million, compared to $44.5 million for 2015, due to an expansion of commercial activities and continued investments in the product pipeline, including T2Bacteria and T2Lyme.

We continue to focus on cost control ahead of the T2Bacteria launch, however our operating expenses will fluctuate quarter-to-quarter based on the level of clinical studies we are running.

The net loss applicable to common shareholders for the fourth quarter was $14.4 million, or a $0.47 loss per share, compared to $12.0 million, or a $0.56 loss per share for the fourth quarter of 2015, as a result of an increase in the weighted average number of shares outstanding.

The net loss applicable to common shareholders for the full-year of 2016 was $54.7 million, or a $2.10 loss per share, compared to $45.3 million, or a $2.21 loss per share, due to an expansion of commercial activities and the continued investment in our product pipeline.

We closed the year with a cash and cash equivalents balance of approximately $73.5 million. This strong position will only be further buoyed by the debt refinancing we executed at the end of the quarter. The agreement positively impacted our cash flow as we secured a minimum of three years of interest-only payments while extending the company’s borrowing limit to $40 million with the potential option to draw an additional $10 million and extend the interest-only period further upon the T2Bacteria Panel achieving FDA clearance.

As we move into 2017, as John stated earlier, we are now targeting an increase in the number of high-risk patients at customer facilities of 200,000 patients, or an additional 100,000 to the number closed in Q4, by the end of the third quarter of 2017 ahead of the launch of T2Bacteria.

Additionally, we are anticipating higher product revenue in the first quarter of 2017 compared to the fourth quarter of 2016 from an increase in T2Candida sales due to increased patient testing across the installed base.

Total operating expenses for the first quarter of 2017 are expected to be between $13.2 million and $13.7 million, of which approximately $1.8 million is non-cash expenses, which are primarily depreciation and stock compensation expenses. We are also forecasting weighted average shares for the first quarter to be 30.6 million and 31 million for the full-year.

With that, I would like to turn the call back over to John for some closing remarks.

John McDonough

Thanks Shawn.

Our priorities entering 2017 are clear and unchanged, and our square focus is on execution.

Priority One — continue to expand and gain access to patients at large hospitals and hospital systems in the US and Europe who are at high-risk of sepsis infection. We had previously stated a 12-month goal, through September 30, of adding 150,000 high risk patients and we are taking that number up to 200,000 high risk patients based on our strong performance in the fourth quarter.

Two — introduce new products to expand current suite of solutions. We are running patient samples at clinical sites and expect to complete the clinical trial for T2Bacteria and file for market clearance with the FDA by mid-2017. We also intend to communicate the results of our clinical study with you, after completion. For our other products in the pipeline, we intend to complete preclinical studies for T2Lyme in 2017, which will lead to an expected FDA clinical trial in 2018 while commencing pre-clinical studies for the Gram Negative Resistance Panel in 2018.

Three — expand our partnership pipeline to help accelerate our growth profile. In November, we announced our partnership with Allergan, and we are working to grow our pipeline of other partnership opportunities.

And finally — we expect to see more customer success stories that may continue to demonstrate the power of T2’s technology and the impact it is having at healthcare institutions. This will be an important driver of the future success of T2.

As I have stated before, and continue to believe…at the core of T2, we are working to deliver diagnostic products that fundamentally change clinical decisions in a way that saves the lives of the patients and delivers a strong economic return to the hospital system.

Our technology continues to help our customers be at the forefront of the paradigm shift occurring within hospitals with regards to how they approach patient care. We remain committed to and are excited to see the impact of our products on the lives of patients and the economics of hospitals in 2017 and beyond.

With that I’d like to turn the call over to the operator for questions. Operator?

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Q&A

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Operator

Thank you. At this time, we have no further questions. I will turn the call back over to John McDonough for closing comments.

John McDonough

Thank you for joining us today. The future of T2 is bright and our number one focus for 2017 is on execution.

If people have additional questions, we’ll certainly be around.

Thank you all for dialing in.

Operator

Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for participation.

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